Exhibit 99(h)

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered into as of this 5th day of October 2010, by and among each of the entities listed on Exhibit A attached hereto  (each a “Fund”, and, collectively, the “Funds”) and Foreside Fund Services, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, each Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified closed-end management investment company and under the Securities Act of 1933, as amended (the “1933 Act”), and is authorized to issue units of beneficial interest (“Units”);

WHEREAS, each Fund desires to retain the Distributor as principal underwriter in connection with the offering and sale of the Units of such Fund;

WHEREAS, the Distributor is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, this Agreement has been approved by a vote of each Fund’s board of directors (the “Board”) and a majority of each Fund’s disinterested directors in conformity with Section 15(c) of the 1940 Act; and

WHEREAS, the Distributor is willing to act as principal underwriter for each Fund on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.   Appointment of Distributor.  Each Fund hereby appoints the Distributor as its exclusive agent for the sale and distribution of Units of such Fund, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such exclusive appointment and agrees to perform the services and duties set forth in this Agreement.

2.     Services and Duties of the Distributor.

A.           The Distributor agrees to act as agent of each Fund for distribution of such Fund’s Units, upon the terms and at the current offering price (plus sales charge, if any) described in the Prospectus.  As used in this Agreement, the term “Prospectus” shall mean, in respect of each Fund, each current prospectus of such Fund, including the statement of additional information, as amended or supplemented, relating to such Fund and included in the currently effective registration statement(s) or post-effective amendment(s) thereto (the “Registration Statement”) of such Fund under the 1933 Act and the 1940 Act.

B.           During the public offering of Units of a Fund, the Distributor shall use commercially reasonable efforts to distribute the Units of such Fund.  All orders for Units shall be made through financial intermediaries or directly to the applicable Fund.  Such Purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus.  The applicable Fund or its designated agent will confirm orders and subscriptions upon receipt, will make appropriate book entries and, upon receipt of payment therefor, such Fund will issue the appropriate number of Units in uncertificated form.

C.           The Distributor shall maintain membership in good standing with the National Securities Clearing Corporation and any other similar successor organization to sponsor a participant number for each Fund so as to enable the Units of such Fund to be traded through FundSERV.  The Distributor shall not be responsible for any operational matters associated with FundSERV or Networking transactions.

D.           The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding a Fund other than as contained in the Prospectus of such Fund and any sales literature and advertising materials specifically approved by such Fund.

E.           The Distributor agrees to review all proposed advertising materials and sales literature for compliance with applicable Laws (as defined below), and shall file with appropriate regulators those advertising materials and sales literature it believes are in compliance with such Laws.  The Distributor agrees to furnish to the Funds and Ironwood any comments provided by any Governmental Authority with respect to such materials.

“Laws” means, collectively, all statutes, laws, codes and ordinances and any rules or regulations of, and any order, decree, writ, settlement, stipulation, injunction, award, consent or judgment of any Governmental Authority (as defined below) (in each case, whether foreign or domestic and whether federal, state or local).

“Governmental Authority” means any government, political subdivision, or governmental or regulatory authority, agency, board, bureau, commission, instrumentality, court, arbitral tribunal or quasi-governmental authority (in each case, whether federal, state, or local and whether U.S. or non-U.S.).

F.           Each Fund agrees to repurchase Units of such Fund properly tendered by unitholders of such Fund in accordance with the procedures described in such Fund’s Prospectus and Registration Statement.  Each Fund reserves the right to suspend or postpone an offer to repurchase Units upon the terms and conditions described in its Prospectus and Registration Statement.

G.           The Distributor may, in its discretion, and shall, at the request of the Funds, enter into agreements with such qualified broker-dealers and other financial intermediaries as it may select, in order that such broker-dealers and other intermediaries also may sell Units of the Funds.  The form of any dealer agreement shall be approved by the Funds.  The Distributor shall not be obligated to make any payments to any broker-dealers, other financial intermediaries or other third parties, unless (i) the Distributor has received a corresponding payment from the applicable Fund and (ii) such corresponding payment has been approved by the applicable Fund’s Board.   The Distributor shall include in the forms of agreement with each selling broker-dealer a provision for the forfeiture by such selling broker-dealer of any sales charge or discount with respect to Units sold by them and canceled, repurchased or tendered for repurchase within seven business days after the date of confirmation of such purchases.

H.           The Distributor shall devote its best efforts to effect sales of Units of the Funds but shall not be obligated to sell any certain number of Units.

I.           The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board.

J.           The Distributor may enter into agreements (“Subcontracts”) with qualified third parties to carry out some or all of the Distributor’s obligations under this Agreement, with the prior written consent of the Funds, such consent not to be unreasonably withheld; provided that execution of a Subcontract shall not relieve the Distributor of any of its responsibilities hereunder.

K.           The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

L.           The Distributor shall issue and deliver on behalf of each Fund such confirmations of sales of Units made by the Distributor pursuant to this Agreement as may be required under any applicable Law. At or prior to the time of issuance of Units of a Fund, the Distributor shall pay or cause to be paid to such Fund the amount due such Fund for the sale of such Units.

M.                 The  Distributor agrees to: (i) sell Units only to an investor who is an "Eligible Investor" as that term is defined in each Prospectus; (ii) obtain and comply with any investor certification requirements set forth in a Fund's Prospectus; and (iii) impose the requirements set forth in (i) and (ii) of this paragraph as a condition of the sales activity of any firm or other person with whom the Distributor enters into a selling group arrangement with respect to the Units.

3.     Representations, Warranties and Covenants of the Funds.

A.           Each Fund hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)
it is duly organized and in good standing under the laws of its jurisdiction of incorporation/organization and is registered as a non-diversified closed-end management investment company under the 1940 Act;

(ii)
this Agreement has been duly authorized, executed and delivered by such Fund and, when executed and delivered, will constitute a valid and legally binding obligation of such Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)
it is conducting its business in compliance in all material respects with all applicable Laws and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no Law binding on it and no provision of its limited liability company or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv)	its Units are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

(v)
the Registration Statement and Prospectus of such Fund included therein have been prepared in conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder;

(vi)
the Registration Statement and Prospectus of such Fund and any advertising materials and sales literature prepared by such Fund or its agent do not and shall not contain any untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects;

(vii)
such Fund owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in connection with such Fund’s business and for the offer, issuance, distribution and sale of such Fund’s Units in accordance with the terms of the Prospectus and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party; and

(viii)
all necessary approvals, authorizations, consents or orders of or filings with any Governmental Authority required to be obtained in connection with the issuance of its Units have been or will be obtained by such Fund in connection with the issuance and sale of its Units.

B.           Each Fund shall take, or cause to be taken, all necessary action to register its Units under applicable Laws and to maintain an effective Registration Statement for such Units in order to permit the sale of such Units as herein contemplated.  Each Fund authorizes the

Distributor to use the Prospectus of such Fund, in the form furnished to the Distributor from time to time, in connection with the sale of Units of such Fund.

C.           Each Fund agrees to advise the Distributor promptly in writing:

(i)
of any material correspondence or other communication by the Securities and Exchange Commission (“SEC”) or its staff relating to such Fund, including requests by the SEC for amendments to the Registration Statement or Prospectus of such Fund;

(ii)	in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement of such Fund then in effect or the initiation of any proceeding for that purpose;

(iii)
of the happening of any event which makes untrue any statement of a material fact made in the Prospectus of such Fund or which requires the making of a change in such Prospectus in order to make the statements therein not misleading;

(iv)	of all actions taken by the SEC with respect to any amendments to any Registration Statement or Prospectus of such Fund which may from time to time be filed with the SEC;

(v)	in the event that it determines to suspend the sale of Units at any time in response to conditions in the securities markets or otherwise; and

(vi)	of the commencement of any litigation or proceedings against such Fund or any of its officers or directors in connection with the issue and sale of any of its Units.

D.           Each Fund shall file such reports and other documents as may be required under applicable Laws to operate such Fund’s business in accordance with the terms of its Prospectus and Registration Statement.

E.           Each Fund agrees to file from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

F.           Each Fund shall fully cooperate in the efforts of the Distributor to sell and arrange for the sale of Units of such Fund.  In addition, each Fund shall keep the Distributor fully informed of its affairs and shall provide to the Distributor from time to time copies of all information, financial statements, and other papers that the Distributor may reasonably request for use in connection with the distribution of Units of such Fund, including, without limitation, certified copies of any financial statements prepared for such Fund by its independent public accountants and such reasonable number of copies of the most current Prospectus, statement of additional information and annual and interim reports to unitholders as the Distributor may request.  Each Fund shall forward a copy of any SEC filings, including the Registration Statement, to the Distributor within one business day of any such filings.  Each Fund represents that it will not use or authorize the use of any advertising or sales material unless and until such materials have been approved and authorized for use by the Distributor.

G.           Each Fund shall provide, and cause each other agent or service provider to such Fund, including such Fund’s transfer agent and investment adviser, to provide, to Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Agreement.

H.           A Fund shall not file any amendment to its Registration Statement or Prospectus that amends any provision therein which pertains to Distributor, the distribution of the Units of such Fund or the applicable sales loads or public offering price without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit a Fund’s right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as such Fund may deem advisable, such right being in all respects absolute and unconditional.

I.           Each Fund has adopted policies and procedures pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, the Funds (and relevant agents) shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent the unauthorized access to or use of, records and information relating to the Funds and the owners of the Units.

4.     Representations, Warranties and Covenants of the Distributor.

A.           The Distributor hereby represents and warrants to the Funds, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)
it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)
this Agreement has been duly authorized, executed and delivered by the Distributor and, when executed and delivered, will constitute a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)
it is conducting its business in compliance in all material respects with all applicable Laws, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no Law binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(iv)	it is duly registered as a broker-dealer under the 1934 Act and is a member in good standing with FINRA.

B.           In connection with all matters relating to this Agreement, the Distributor will comply with the applicable requirements of applicable Law.

C.           The Distributor shall promptly notify the Funds of the commencement of any litigation or proceedings against the Distributor or any of its managers, officers or directors that may reasonably be expected to (i) have an effect on the ability of the Distributor to perform its duties under this Agreement or (ii) have a material adverse effect on a Fund or Ironwood Capital Management Corporation (the “Adviser”).

5.     Compensation.

A.           In consideration of the Distributor’s services in connection with the distribution of Units of each Fund, the Distributor shall receive the compensation set forth in Exhibit B.

B.           Except as specified in Section 5A, the Distributor shall be entitled to no compensation or reimbursement of expenses for services provided by the Distributor pursuant to this Agreement.  The Distributor may receive compensation from the Adviser related to its services hereunder or for additional services all as may be agreed to between the Adviser and the Distributor.

6.    Expenses.

A.           Except as otherwise noted in a Fund’s Prospectus, each Fund shall bear all costs and expenses in connection with registration of its Units with the SEC and the applicable states, as well as all costs and expenses in connection with the offering of the Units and communications with its unitholders, including but not limited to (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses and amendments thereto, as well as related advertising and sales literature, (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to its unitholders; and (iv) fees required in connection with the offer and sale of Units in such jurisdictions as shall be selected by such Fund pursuant to Section 3(D) hereof.

B.           The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under applicable Laws and the expenses of continuing such registration or qualification.  The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

7.     Indemnification.

A.           Each Fund shall indemnify, defend and hold the Distributor, its affiliates and each of their respective members, managers, directors, officers, employees, representatives and any person who controls or previously controlled the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”), free and harmless from and against any and all losses, claims, demands, liabilities, damages and expenses (including the costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) that any Distributor Indemnitee may incur under the applicable Laws or otherwise, arising out of or relating to (i) such Fund’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) such Fund’s failure to comply with any applicable Laws; or (iii) any claim that the Registration Statement, Prospectus or other information filed or made public by such Fund (as from time to time amended) included (at the time of filing or being made public) any untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, provided, however, that a Fund’s obligation to indemnify any of the Distributor Indemnitees shall not be deemed to cover any Losses arising out of (i) any untrue statement or alleged untrue statement or omission or alleged omission made in any materials filed or made public by a Fund or the Distributor in reliance upon and in conformity with information relating to the Distributor and furnished to such Fund or its counsel by the Distributor in writing and acknowledging the purpose of its use or (ii) any Losses caused by a Distributor Indemnitee willful misfeasance, bad faith or gross negligence or by the Distributor’s reckless disregard of its obligations under this Agreement.  In no event shall anything contained herein be so construed as to protect the Distributor against any liability to a Fund or its unitholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

Each Fund’s agreement to indemnify the Distributor Indemnitees with respect to any action is expressly conditioned upon notification to the Fund in accordance with Section 15 hereof of such action or claim of Loss brought against any Distributor Indemnitee with respect to such Fund within a reasonable time after the summons or other first legal process is received by such Distributor Indemnitee, such notice to include a reasonable description of the nature of the claim served upon such Distributor Indemnitee; provided, however, that failure to provide such notice shall not relieve a Fund of its indemnification obligations hereunder unless the failure to give notice to such Fund materially prejudices such Fund.

B.           A Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if such Fund elects to assume the defense, such defense shall be conducted by counsel chosen by such Fund and approved by the Distributor, which approval shall not be unreasonably withheld or delayed.  In the event a Fund elects to assume the defense of any such suit and retain such counsel, the Distributor Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the Fund does not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by such Fund or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both such Fund and the Distributor Indemnitee(s), such Fund will reimburse the Distributor Indemnitee(s) in such suit, for the reasonable fees and expenses of any counsel retained by Distributor and them.  Each Fund’s indemnification agreement contained in Sections 7(A) and 7(B) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitee(s), and shall survive the delivery of any Units of such Fund and the termination of this Agreement.

C.           Each Fund shall advance reasonable attorney’s fees and other reasonable expenses incurred by a Distributor Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 7 with respect to such Fund to the maximum extent permissible under applicable law.

D.           The Distributor shall indemnify, defend and hold each Fund, their respective affiliates, and each of their respective directors, officers, employees, representatives, and any person who controls or previously controlled a Fund within the meaning of Section 15 of the 1933 Act (collectively, the “Fund Indemnitees”), free and harmless from and against any and all Losses that any Fund Indemnitee may incur under applicable Laws or otherwise, arising out of or based upon (i) the Distributor’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) the Distributor’s failure to comply with any applicable Laws; or (iii) any claim that the Registration Statement, Prospectus or other information filed or made public by a Fund or the Distributor (as from time to time amended) included (at the time of filing or being made public) any untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, insofar as such statement or omission was made in reliance upon, and in conformity with, information furnished to a Fund by the Distributor in writing.  In no event shall anything contained herein be so construed as to protect a Fund against any liability to the Distributor to which such Fund would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

The Distributor’s agreement to indemnify the Fund Indemnitees is expressly conditioned upon the Distributor’s being notified of any action or claim of loss brought against a Fund Indemnitee in accordance with Section 15 hereof within a reasonable time after the summons or other first legal process is received by such Fund Indemnitee, such notice to include a reasonable description of the nature of the claim served upon such Fund Indemnitee; provided, however, that failure to provide such notice shall not relieve the Distributor of its indemnification obligations hereunder unless the failure to give notice to the Distributor materially prejudices the Distributor.

E.           The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Fund Indemnitee, which approval shall not be unreasonably withheld.  In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Fund Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the Distributor does not elect to assume the defense of any such suit, or in case the Fund does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Distributor and the Fund Indemnitee(s), the Distributor will reimburse the Fund Indemnitee(s) in such suit, for the reasonable fees and expenses of any counsel retained by the Fund and them.  The Distributor’s indemnification agreement contained in Sections 7(D) and (E) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Fund Indemnitee(s), and shall survive the delivery of any Units and the termination of this Agreement.

F.           No person shall be obligated to provide indemnification under this Section 6 if such indemnification would be impermissible under applicable Law; provided, however, in such event indemnification shall be provided under this Section 7 to the maximum extent so permissible.

8.   Dealer Agreement Indemnification.

A.           Distributor acknowledges and agrees that certain large and significant broker-dealers, such as (without limitation) Merrill Lynch, UBS and Morgan Stanley (all such brokers referred to herein as the “Brokers”), require that Distributor enter into dealer agreements (the “Non-Standard Dealer Agreements”) that contain certain representations, undertakings and indemnification that are not included in Distributor’s standard dealer agreement, the form of which is included as Exhibit C (the “Standard Dealer Agreement”).

B.              To the extent that Distributor is requested or required by the Funds to enter into any Non-Standard Dealer Agreement, the Funds shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) Foreside’s actions or failures to act pursuant to any Non-Standard Dealer Agreement; (b) any representations made by Foreside in any Non-Standard Dealer Agreement to the extent that Foreside is not required to make such representations in the Standard Dealer Agreement; or (c) any indemnification provided by Foreside under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification Foreside provides to intermediaries in the Standard Dealer Agreement.  In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any liability to a Fund or its unitholders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of Distributor’s obligations or duties under the Non-Standard Dealer Agreement or by reason of Distributor’s reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement.

9.   Limitations on Damages.  Neither Party shall be liable for any consequential, special or indirect losses or damages suffered by the other Party, whether or not the likelihood of such losses or damages was known by the Party.

10.   Force Majeure.  Neither Party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, Acts of Nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities, and the other Party shall have no right to terminate this Agreement in such circumstances.

11.           Duration and Termination.

A.           This Agreement shall become effective with respect to each Fund listed on Exhibit A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Exhibit A to this Agreement relating to that Fund is executed.  Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof.  Thereafter, if not terminated, this Agreement shall continue automatically in effect as to each Fund for successive one-year periods, provided such continuance is specifically approved at least annually by (i) each Fund’s Board (including a majority of the members of the Board who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval) or (ii) the vote of a majority of the outstanding voting securities of a Fund, in accordance with, and as defined in, Section 15 of the 1940 Act.

B.           Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund (i) through a failure to renew this Agreement at the end of a term or (ii) upon mutual consent of the parties.  Further, this Agreement may be terminated upon no less than 60 days’ written notice, by either Fund through a vote of a majority of the members of the Board who are not interested persons, as that term is defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Agreement or by vote of a majority of the outstanding voting securities of a Fund, in accordance with, and as defined in, Section 15 of the 1940 Act, or by the Distributor.

C.           This Agreement will automatically terminate in the event of its assignment.

12.           Anti-Money Laundering Compliance.

A.           each of the Fund’s administrator (the "Administrator"), has agreed pursuant to a Services Agreement between each Fund and the Administrator that it will provide anti-money laundering services to each Fund, and maintain policies and procedures, and related internal controls, with respect thereto. The Distributor acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering.  The Distributor represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

B.           The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any broker-dealer or other financial intermediary that is authorized to effect transactions in Units.

C.           The Distributor and each Fund agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”).  Distributor undertakes that it will grant to each Fund, each Fund’s anti-money laundering compliance officer and any Governmental Authority with jurisdiction over a Fund or the Adviser, reasonable access to copies of Distributor’s AML Operations, and related books and records to the extent they pertain to the Distributor’s services hereunder.  It is expressly understood and agreed that each Fund and each Fund’s compliance officer shall have no access to any of Distributor’s AML Operations, books or records pertaining to other clients or services of Distributor.

13.           Privacy.  In accordance with Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P, received from any Fund unitholder; provided, however, that the Distributor may disclose such information to any party as necessary to comply with applicable Law.  The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Funds.

Each Fund represents to the Distributor that it has adopted a statement of its privacy policies and practices as required by SEC S-P and agrees to provide to the Distributor a copy of that statement annually.  The Distributor agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information.

14.           Confidentiality.  During the term of this Agreement, the Distributor and the Funds may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients.  As used in this Agreement, “Confidential Information” means information belonging to the Distributor or a Fund which is of value to such party and the disclosure of which could reasonably be expected by the party in receipt of such information to result in a competitive or other disadvantage to the party who initially provided such information, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists and business plans.  Confidential Information does not include: (i) information that was known to the receiving party before receipt thereof from or on behalf of the disclosing party; (ii) information that is disclosed to the receiving party by a third person who has a right to make such disclosure without any obligation of confidentiality to the party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the receiving party; or (iv) information that is independently developed by the receiving party or its employees or affiliates without reference to the disclosing party’s information.

Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s Confidential Information other than in connection with its obligations hereunder.  Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by applicable Law or if requested by any Governmental Authority with jurisdiction over the Distributor, a Fund or the Adviser; (ii) it is advised by counsel that it may incur material liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall, except as prohibited by applicable Law, give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

In the event of any unauthorized use or disclosure by a party of any Confidential Information of the other party, the disclosing party shall promptly (i) notify the other party of the unauthorized use or disclosure; (ii) take all reasonable actions to limit the adverse effect on the other party of such unauthorized use or disclosure; and (iii) take all reasonable action to protect against a recurrence of the unauthorized use or disclosure.

Each party acknowledges and agrees that this Agreement may be filed publicly with the SEC as an exhibit to the Registration Statement of each Fund.

15.           Notices.  Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally, by courier service or by electronic mail or 3 business days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other party’s address as set forth below:

Notices to the Distributor shall be sent to:

Foreside Fund Services, LLC
Attn: Legal/Compliance
Three Canal Plaza
Suite 100
Portland, ME 04101
Fax: (207) 553-7151
E-mail:

Notices to a Fund shall be sent to:

c/o Ironwood Capital Management Corporation
Attention: Alison Sanger
One Market Plaza, Steuart Tower, Suite 2500
San Francisco, California 94105
Fax: (415) 777-2600
E-mail: alison@ironwoodpartners.com

16.              Modifications.  The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and each Fund.  If required under the 1940 Act, any such amendment must be approved by each Fund’s Board, including a majority of the members each Fund’s Board who are not interested persons, as such term is defined in the 1940 Act, of any party to this Agreement, by vote cast in person at a meeting for the purpose of voting on such amendment.   The terms "assignment," "interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.  The Distributor shall for all purposes herein provided be deemed to be an independent contractor and, unless expressly provided herein or otherwise authorized, shall have no authority to act for or represent a Fund in any way.

17.              Governing Law; WAIVER OF JURY TRIAL.  This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION HEREWITH, ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

18.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

19.           Survival.  The provisions of Sections 7, 8, 9, 13 and 14 of this Agreement shall survive any termination of this Agreement.

20.           Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

21.           Counterparts.  This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

FORESIDE FUND SERVICES, LLC

By:	/s/ Richard J. Berthy
Name: Richard J. Berthy
Title: Vice President

IRONWOOD MULTI-STRATEGY FUND LLC

By:	/s/ Jonathan Gans
Name: Jonathan Gans
Title: Chief Executive Officer and President

IRONWOOD INSTITUTIONAL MULTI-STRATEGY FUND LLC

By:	/s/ Jonathan Gans
Name: Jonathan Gans
Title: Chief Executive Officer and President

EXHIBIT A

Funds

Ironwood Multi-Strategy Fund LLC
Ironwood Institutional Multi-Strategy Fund LLC

Exhibit B

Compensation

Any and all upfront commissions on sales of Units notified by a Fund in writing to the Distributor in respect of a particular selling agent up to the maximum such upfront commission rate set forth in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of sale of such Units.

Exhibit C

Form of Standard Dealer Agreement

FORESIDE FUND SERVICES, LLC
DEALER AGREEMENT

Re:           Ironwood Multi-Strategy Fund LLC                                                                                                                                           Date:  ____________________
Ironwood Institutional Multi-Strategy Fund LLC

Ladies and Gentlemen:

As the distributor of the units of limited liability company interests (“Units”) of each of Ironwood Multi-Strategy Fund LLC and Ironwood Institutional Multi-Strategy Fund LLC (each, a “Fund” and, collectively, the “Funds”), Foreside Fund Services, LLC  (“Distributor”) hereby invites you to participate in the selling group on the following terms and conditions.  In this letter, the terms “we,” “us,” and similar words refer to the Distributor, and the terms “you,” “your,” and similar words refer to the dealer executing this agreement, including its “associated persons,” as such term is defined under applicable rules of the Financial Industry Regulatory Authority (“FINRA”).

1.   Dealer. You hereby represent that you are a broker-dealer properly registered and qualified under all applicable federal, state and local laws to engage in the business and transactions described in this agreement (including, without limitation, that you are duly registered as a broker-dealer with the Securities and Exchange Commission (the “SEC”), and that you are a member in good standing of FINRA and the Securities Investor Protection Corporation (“SIPC”).  You agree that it is your responsibility to determine the suitability of any Units as investments for your customers, and that neither we nor any Fund have any responsibility for such determination.  You further agree to maintain all records required by Applicable Laws (as defined below) or that are otherwise reasonably requested by us relating to your transactions in Units.  In addition, you agree to notify us immediately in the event your status as a member of FINRA or SIPC changes.  You agree that you will at all times comply with (i) the provisions of this Dealer Agreement related to compliance with all applicable rules and regulations; and (ii) the terms of each registration statement and prospectus for the Funds.

2.   Qualification of Units.  Each Fund will make available to you a list of the states or other jurisdictions in which Units are registered for sale or are otherwise qualified for sale, which may be revised by such Fund from time to time.  You will make offers of Units of such Fund to your customers only in those states, and you will ensure that you (including your associated persons) are appropriately licensed and qualified to offer and sell Units of such Fund in any state or other jurisdiction that requires such licensing or qualification in connection with your activities.

3.   Orders. All orders you submit for transactions in Units shall reflect orders received from your customers or shall be for your account for your own bona fide investment, and you will date and time-stamp your customer orders and forward them promptly each day and in any event prior to the time required by the applicable Fund prospectus (the “Prospectus,” which for purposes of this agreement includes the Statement of Additional Information incorporated therein).  As agent for your customers, you shall not withhold placing customers’ orders for any Units so as to profit yourself or your customer as a result of such withholding.  Subject to the terms and conditions set forth in such Fund’s Prospectus and any operating procedures and policies established by us or such Fund (directly or through such Fund’s transfer agent) from time to time, you are hereby authorized to place your orders directly with a Fund for the purchase of Units.  All purchase orders you submit are subject to acceptance or rejection, and we reserve the right to suspend or limit the sale of Units.  You are not authorized to make any representations concerning Units of any Fund except such representations as are contained in the Prospectus of such Fund and in such supplemental written information that such Fund or the Distributor (acting on behalf of such Fund) may provide to you with respect to such Fund.  All orders that are accepted for the purchase of Units shall be executed at net asset value per Unit on the relevant subscription date, as described in the Prospectus.

4.   Compliance with Applicable Laws; Distribution of Prospectus and Reports; Confirmations.   In connection with its respective activities hereunder, each party agrees to abide by the Conduct Rules of FINRA and all other rules of self-regulatory organizations of which the relevant party is a member, as well as all laws, rules and regulations, including federal and state securities laws, that are applicable to the relevant party (and its associated persons) from time to time in connection with its activities hereunder (“Applicable Laws”).  You are authorized to distribute to your customers the current Prospectus, as well as any supplemental sales material received from a Fund or the Distributor (acting on behalf of such Fund) (on the terms and for the period specified by us or stated in such material).  You are not authorized to distribute, furnish or display any other sales or promotional material relating to a Fund without our prior written approval, but you may identify the Funds in a listing of closed-end funds available through you to your customers.  Unless otherwise mutually agreed in writing, you shall deliver or cause to be delivered to each customer who purchases shares of any Fund from or through you, copies of all annual and interim reports, proxy solicitation materials, and any other information and materials relating to such Funds and prepared by or on behalf of the Fund or us.  You shall send or cause to be sent confirmations or other reports to your customers containing such information as may be required by Applicable Laws (including, if applicable, Rule 10b-10 under the Securities Exchange Act of 1934, as amended).

5.   Sales Charges and Concessions.  On each purchase of Units by you or your customer (but not including the reinvestment of any dividends or distributions), you shall be entitled to receive the Sales Charge (as defined in each Prospectus), unless you have agreed to waive all or a portion of the Sales Charge and indicated as such in your order for such Units.  Each Fund reserves the right to waive sales charges.  You represent to us that you are eligible to receive any such sales charges and paid to you by us under this section.

6.   Transactions in Units.  With respect to all orders you place for the purchase of a Fund’s Units, unless otherwise agreed, settlement shall be made with such Fund within three (3) business days after acceptance of the order.  If payment is not so received or made, the transaction may be cancelled.  In this event or in the event that you cancel the trade for any reason, you agree to be responsible for any loss resulting to the relevant Fund or to us from your failure to make payments as aforesaid.  You shall not be entitled to any gains generated thereby.  You also assume responsibility for any loss to a Fund caused by any order placed by you on an “as-of” basis subsequent to the trade date for the order, and will immediately pay such loss to such Fund upon notification or demand.  Such orders shall be acceptable only as permitted by the relevant Fund and shall be subject to such Fund’s policies pertaining thereto, which may include

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receipt of an executed Letter of Indemnity in a form acceptable to such Fund and /or to us prior to such Fund’s acceptance of any such order.

7.   Accuracy of Orders; Customer Signatures.  You shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by you on behalf of your customers by any means, including wire or telephone.  In addition, you agree to guarantee the signatures of your customers when such guarantee is required by a Fund and you agree to indemnify and hold harmless all persons, including us and the Funds’ transfer agent, from and against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

8.   Indemnification.  You agree to indemnify hold harmless us, our officers, directors, agents and employees from and against any claims, liabilities, expenses (including reasonable attorneys’ fees) and losses resulting from (i) any failure by you to comply with Applicable Laws in connection with activities performed under this agreement, or (ii) any unauthorized representation made by you concerning an investment in Units.

We agree to indemnify and hold harmless you and your officers, directors, agents and employees from and against any claims, liabilities, expenses (including reasonable attorneys fees) and losses resulting from (i) any failure by us to comply with Applicable Laws in connection with our activities as Distributor under this agreement, or (ii) any untrue statement of a material fact set forth in a Fund’s Prospectus or supplemental sales material provided to you by us (and used by you on the terms and for the period specified by us or stated in such material), or omission to state a material fact required to be stated therein to make the statements therein not misleading.

9.   Anti-Money Laundering Compliance. Each party to this agreement acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each party represents and warrants that it is in compliance and will continue to comply with the AML Acts and applicable rules thereunder (“AML Laws”), including NASD Conduct Rule 3011, in all relevant respects. You agree to cooperate with us to satisfy AML due diligence policies of each Fund and Distributor, which may include annual compliance certifications and periodic due diligence reviews and/or other requests deemed necessary or appropriate by us or a Fund to ensure compliance with AML Laws.  You also agree to provide for screening your own new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the AML Acts.

10.   Privacy.  The parties agree that any “Non-public Personal Information,” as the term is defined in Regulation S-P (“Reg S-P”) of the Securities and Exchange Commission, that may be disclosed hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this agreement.  Each party agrees that, with respect to such information, it will comply with Reg S-P and that it will not disclose any Non-Public Personal Information received in connection with this agreement to any other party, except to the extent required to carry out the services set forth in this agreement or as otherwise permitted by law.

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11.   Account Servicing Fees.  You agree to execute Appendix A hereto relating to the payment of certain Account Servicing Fees (as defined in each Fund’s Prospectus) to you by Ironwood Capital Management Corporation.

12.   Amendments. This agreement may be amended from time to time by the following procedure. We will mail a copy of the amendment to you at your address shown below or as registered as your main office from time to time with FINRA.  If you do not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this agreement. Your objection must be in writing and be received by us within such fifteen (15) days.  All amendments shall be in writing and except as provided above shall be executed by both parties.

13.   Termination.  This agreement shall inure to the benefit of the successors and assigns of either party hereto, provided, however, that you may not assign this agreement without our prior written consent.  This agreement may be terminated by either party, without penalty, upon ten days’ prior written notice to the other party.  Any unfulfilled obligations hereunder, and all obligations of indemnification, shall survive the termination of this agreement.

14.   Notices. All notices and communications to us shall be sent to us at Three Canal Plaza, Suite 100, Portland, ME 04101, Attn: Legal/Compliance, or at such other address as we may designate in writing.  All notices and other communication to you shall be sent you at the address set forth below or at such other address as you may designate in writing.  All notices required or permitted to be given pursuant to this agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, electronic mail, or by facsimile or similar means of same-day delivery, with a confirming copy by mail.

15.   Authorization.  Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this agreement as contemplated herein, and that the individual that has signed this agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of such party with respect to the execution of this agreement.

16.   Miscellaneous. This agreement supersedes any other agreement between the parties with respect to the offer and sale of Units and other matters covered herein.  The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof.  This agreement may be executed in any number of counterparts, which together shall constitute one instrument.  This agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to conflict of laws principles, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

[The Balance of this Page is Intentionally Left Blank]
*                    *                    *                    *

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If the foregoing corresponds with your understanding of our agreement, please sign this document and the accompanying copies thereof in the appropriate space below and return the same to us, whereupon this agreement shall be binding upon each of us.

Foreside Fund Services, LLC

By:
Insert Name:
Title:

Agreed to and accepted:
_______________________________________ [Insert Dealer Name]

By:
Print Name:
Title:
Address of Dealer:

Operations Contact:
Name: _________________________________
Phone: _________________________________
Email: _________________________________

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APPENDIX A

Account Servicing Fees

Subject to and in accordance with the terms of the prospectus of each of Ironwood Multi-Strategy Fund LLC and/or Ironwood Institutional Multi-Strategy Fund LLC (each, a “Prospectus,” which for purposes of this agreement includes the Statement of Additional Information incorporated therein), the undersigned acknowledges that Ironwood Capital Management Corporation (“Ironwood”) or its designee may pay all or a portion of the Accounting Servicing Fees (as defined in each Prospectus) payable to Ironwood to you directly.

_______________________________________ [Insert Dealer Name]

By: ______________________________________
Print Name: ________________________________
Title: _____________________________________
Address of Dealer:
_________________________________________
_________________________________________
Operations Contact:
Name: _________________________________
Phone: _________________________________
Email: _________________________________

Acknowledged and Agreed By:

Ironwood Capital Management Corporation

By: _______________________________________
Print Name: _________________________________
Title: ______________________________________